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                                                                   EXHIBIT 10.57




                                   TRUST UNDER
                       SANTA FE INTERNATIONAL CORPORATION
                               NONQUALIFIED PLANS


This Agreement made effective the 3rd day of January, 1995 by and between SANTA FE INTERNATIONAL CORPORATION ("Company") and WACHOVIA BANK OF NORTH
CAROLINA, N.A. ("Trustee"),

WHEREAS, Company has adopted the nonqualified deferred compensation Plan(s) as listed in Appendix 1.

WHEREAS, Company has incurred or expects to incur liability under the terms of such Plan(s) with respect to the individuals participating in such Plan(s);

WHEREAS, Company wishes to establish a trust (hereinafter called "Trust") and to contribute to the Trust assets that shall be held therein, subject to the claims of Company's creditors in the event of Company's Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan(s);

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan(s) as either non-ERISA plan(s) maintained primarily for the benefit of selected non-U.S. Citizens or residents working outside of the United States or as unfunded plan(s) maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;

WHEREAS, it is the intention Of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan(s);

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

SECTION 1.     ESTABLISHMENT OF TRUST

(a) Company hereby deposits with Trustee in trust $1 00. 00, which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

(b) The Trust hereby established is irrevocable and shall terminate only. in the event of Insolvency (or defined herein) or upon payment of all benefits due Participants or their beneficiaries under the terms of the Plan(s), listed in Appendix 1, of this Agreement.

(c) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of Subpart E, Part 1, Subchapter J, Chapter 1, Subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

(d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan


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         participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan(s) and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company's general creditors under federal and state law in the event of insolvency, as defined in Section 3(a) herein.

(e) Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan participant or beneficiary shall have any right to compel additional deposits.

SECTION 2.      PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES

(a) Company shall periodically (and in no event no less often than annually on or about December 1) deliver to Trustee a schedule (the "Payment Schedule") that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan(s), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. The Trustee shall make provision for the reporting and withholding of any federal, state, local or other taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan(s) and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company.

(b) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan(s), to the extent that such benefits are not set forth in the Payment Schedule shall upon request of such participant or his or her beneficiaries be determined under the express terms of the Plan(s), in good faith, by the Company or such party as it or the plan(s) shall designate. The Trustee may then pay the benefit so determined.

(c) The Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan(s). Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan(s), Company shall make the balance of each such payment as it falls due. Trustee shall notify Company where principal and earnings are not sufficient.

(d) In the event at any time assets are insufficient to pay all benefits due and payable to a participant or participants and the Company fails to make the balance of such payments, the Trustee shall make payments to the participants in accordance with the applicable Payment Schedule by priority with all payments first being made pro-rata up to the maximum or full benefit payable to participants in the Equity Restoration Plan of Santa Fe International Corporation; and if assets thereafter remain, on a pro-rata basis to the maximum or full benefit payable to participants in the Special Pension Plan for Selected Employees of the Santa Fe International Corporations.

SECTION 3. TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN COMPANY IS INSOLVENT


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(a)      Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company is Insolvent. Company shall be considered "Insolvent" for purposes of this Trust Agreement if (i) Company is objectively unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b)      At all time during the continuance of this Trust, as provided in
         Section I (d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

         (1) The Board of Directors and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of Company's Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall immediately determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

         (2) Unless Trustee has actual knowledge of Company's Insolvency, or has received written notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company's solvency.

         (3) If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan(s) or otherwise.

         (4) Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).

(c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan(s) for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

SECTION 4.     PAYMENTS TO COMPANY

Except as provided in Section 3 hereof, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payment of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan(s).

SECTION 5.     INVESTMENT AUTHORITY

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(a)      At all times prior to a Change of Control as set forth under Section 13 of this Agreement, investment of the assets of the Trust shall be at the direction and control of the Administrative Committee for the Employee Benefit Plans of Santa Fe International Corporation (hereafter "Committee") residing in Texas or such investment advisor or advisors as the Committee shall from time to time appoint. In the event of a Change in Control and for a period of two (2) years thereafter, the Trustee shall have sole investment discretion.

(b) Pursuant to directions given by the Committee or its designee, the Trustee shall have full authority to invest and reinvest the assets of the Trust without distinction between principal and income in bonds, stocks, mortgages, notes, options, futures contracts, limited partnership interests or other property of any kind, real or personal, foreign or domestic, otherwise suitable for the investment of trust funds.

(c) Trustee may invest in securities (including stock or rights to acquire stock) or obligations issued by Company. Unless otherwise specifically retained by the Committee, all rights associated with assets of the Trust shall be exercised by Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with Plan participants.

(d) Company shall have the right at anytime, and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.

SECTION 6.      INCOME OF THE TRUST

(a) During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.


SECTION 7.      ACCOUNTING BY TRUSTEE

(a) Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee within thirty (30) days following the close of each calendar year and within thirty (30) days after the removal or resignation of Trustee. Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

(b) The Trustee shall be allowed to commingle the assets of the Plan(s) together for investment purposes so long as the Trustee maintains records allowing it to determine each Plan's interest in the Trust.

SECTION 8.      RESPONSIBILITY OF TRUSTEE


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(a)      Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company which is contemplated by, and in conformity with, the terms of the Plan(s) or this Trust and is given in writing by Company. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b) If Trustee undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee's costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto and to be primarily liable for such payments. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

(c) Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.

(d) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder. To the extent that Trustee charges Company separately for such services, prior consent of the Company is required unless a Change in Control as defined in Section 13 has occurred.

(e) Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided however that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

(f) However, notwithstanding the provisions of Section 8(e) above, Trustee may loan to Company the proceeds of any borrowing against an insurance policy, if any, held as an asset of the Trust.

(g) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

SECTION 9.    COMPENSATION AND EXPENSES OF TRUSTEE

Company shall pay all administrative and Trustee's fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust.

SECTION 10. RESIGNATION AND REMOVAL OF TRUSTEE

(a) Trustee may resign at any time by written notice to Company, which resignation shall be effective sixty (60) days after receipt OF such notice unless Company and Trustee agree otherwise.

(b) Trustee may be removed by Company on sixty (60) days notice or upon shorter notice accepted by Trustee, provided however that in the event of a Change of Control, as defined herein, Trustee may not be removed by Company for a period of two (2) years from such Change of Control.


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(c)      If Trustee resigns within two (2) years of a Change of Control, as defined herein, Trustee shall select a successor Trustee in accordance with the provisions of Section I I (b) hereof prior to the effective date of Trustee's resignation or removal.

(d) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within ninety (90) days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.

(e) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section I I hereof, by the effective date of resignation or removal under paragraph(s) (a) or (b) of this Section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

SECTION 11.     APPOINTMENT OF SUCCESSOR

(a)      If Trustee resigns or is removed in accordance with Section 10 (a) or
         (d) hereof, Company may appoint any third party trustee, such as a bank trust department or other party that has been granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights, powers and responsibilities of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

(b) If Trustee resigns pursuant to the provisions of Section 10 (d) hereof and selects a successor Trustee, Trustee may appoint any third party trustee such- as a bank trust department or other party that has been granted corporate trustee powers under state law. The appointment of a successor Trustee shall be effective when accepted in writing by the new Trustee. The new Trustee shall have all the rights, powers and responsibilities of the former Trustee, including ownership rights in Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the successor Trustee to evidence the transfer.

(c) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Section 7 and 8 hereof. The successor Trustee shall not be responsible for and Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

SECTION 12. AMENDMENT OR TERMINATION

(a) Except as otherwise set forth in this Section, this Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan(s) or shall make the Trust revocable.

(b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan(s). Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

(c) Upon written approval of each and all of the participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan(s), Company may terminate this Trust prior to the time all


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         benefit payments under the Plan(s) have been made. All assets remaining in the Trust at termination shall be returned to Company.

(d) Upon the occurrence of a Change of Control as defined in Section 13 of this Agreement, the Trustee and/or the Company shall be prohibited, for a period of two (2) years following the date of such Change of Control, from:

         (i) amending Appendix I and/or Sections I (b), 2, 4, 8, 12 and 13 of this Trust Agreement;

         (ii) making any payments to any individual who was not a participant (or a beneficiary of a participant) in a plan covered by this Trust on the day preceding such Change of Control;

         (iii) adding or deleting participants to any of the Plan(s) covered by this Agreement.

         (iv) amending the Payment Schedule to reduce the amount of benefit; alter or change the form of benefit payable; or conditions upon which benefits shall be paid to any participant (or beneficiary of a participant) without the written approval of such participant or beneficiary. Nothing herein shall prohibit the Trustee from paying a larger benefit where such benefit is caused by the accrual of additional service; age or changes in salary, consistent with the terms of the Plan(s).

SECTION 13.     CHANGE OF CONTROL

(a) For purposes of this Trust and Trust Agreement, "Change of Control" shall mean:

         1) The declaration or announcement of any intent to sell or transfer and/or the transfer to any unrelated person, entity or organization, thirty percent (30%) or more of the actual or beneficial ownership of the Company;

         2) Appointment of any individual to the position of Chief Executive Officer/and or President (as such term would normally be defined on the basis of the usual and ordinary responsibilities of such position) where such person has not been continuously employed by the Company for a period of five (5) years or more prior to such individual's appointment as Chief Executive Office/and or President.

         3) Involuntary dismissal, replacement or removal within any twelve (12) month period of any of the following:

         (i) The Chief Executive Officer/and or President of the Company;

         (ii) more than two (2) Executive Vice Presidents and/or Senior Vice-Presidents of the Company; or

         (iii) more than four (4) Vice-Presidents of the Company.

Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred solely by reason of the proposed sale of the oil and gas assets of the Company, as publicly announced on November 9, 1994 or by reason of the termination of any officer or officers of the Company whose responsibilities are directly related to the management or operation of the oil and gas assets of the Company.

SECTION 14.    MISCELLANEOUS


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(a)      Any provision of this Trust Agreement prohibited by law shall be ineffective solely to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c) This Trust Agreement shall be governed by and construed in accordance with the laws of Texas.

SECTION 15.  EFFECTIVE DATE

The effective date of this Trust Agreement shall be January 3, 1995.


                                      SANTA FE INTERNATIONAL CORPORATION



                                      By:         s / James E. Oliver

                                               James E. Oliver



                                      WACHOVIA BANK OF NORTH CAROLINA, N.A.



                                      By:








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APPENDIX I



                                  TRUST UNDER
                       SANTA FE INTERNATIONAL CORPORATION
                               NONQUALIFIED PLANS



Designation of Covered Plans



The following constitute the plans covered by this Trust Agreement:



1.   The Equity Restoration Plan of Santa Fe International Corporation

2. The Special Pension Plan for Selected Employees of the Santa Fe International Corporations